Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 20, 2004, except for Notes A-24 and L as to which the date is October 26, 2004, accompanying the consolidated financial statements and schedule included in the Annual Report of Numerex Corp. on Form 10-K/A for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Numerex Corp. on Forms S-8 (File No. 333-51780, effective December 13, 2000; File No. 333-105142, effective May 9, 2003).

/s/ GRANT THORNTON LLP

Atlanta, Georgia
November 12, 2004